Exhibit 16.1

July 7, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Ladies and Gentlemen:

We have read Starboard Resources, Inc. statements included under Item 4.01 of its Form 8-K dated July 7, 2014, and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/Rothstein Kass